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               TERMS AND CONDITIONS OF EMPLOYMENT
                          LEROY A. DACK

                         April 16, 1999

       This will confirm the terms and conditions of your employment with Fairchild Fasteners, a division of Fairchild
Holding Corp., a subsidiary of The Fairchild Corporation.

Commencement   The    first    date   following   The   Fairchild
               Corporation's acquisition of Kaynar
Date:                    Technologies Inc.

Position:            Your  position will be Senior Vice President
               and  Chief  Operating Officer, U.S. Operations  of
               Fairchild Fasteners.

Duties:                    You  shall  report  to  Eric  Steiner,
               President of Fairchild Fasteners, and perform such duties and assume such responsibilities as may be consistent with your position and as the President of Fairchild Fasteners or the Board of Directors of The Fairchild Corporation may determine from time to time.

                          You agree to devote  substantially  all
               of your time, energy and ability to the business of Fairchild Fasteners. However, you may, upon approval of the President of Fairchild Fasteners, serve as a director or trustee of other corporations or businesses, provided that they are not in competition with the business of Fairchild Fasteners or any affiliate of The Fairchild Corporation, and provided that your service does not materially interfere with your duties to Fairchild Fasteners.

Base Salary:        Your base salary ("Base Salary") will be at a
               rate not less than $195,000 per year, payable weekly in accordance with Fairchild Fasteners' usual payroll policies.

Performance Bonus:   You will be eligible to participate  in  the
               Fairchild Fasteners Executive Bonus Plan at a target bonus of 90% of your Base Salary ("Target Bonus"). The Fairchild Fasteners Executive Bonus Plan is a performance-based incentive program that provides a yearly payout equal to the target rate when specified financial and personal goals are met. The plan, and its targets and goals, may be modified, increased, reduced or terminated from time to time and at any time by Compensation and Stock Option Committee of the Board of Directors of The Fairchild Corporation.

Stock Options:       You will be eligible for consideration under
               The Fairchild Corporation's 1986 Non-Qualified and Incentive Stock Option Plan, as amended. Stock options are granted on a discretionary basis under this plan, and you will be eligible to receive stock options as deemed appropriate. The President of Fairchild Fasteners will recommend to the Compensation and Stock Option Committee of the Board of Directors of The Fairchild Corporation that you be awarded during your first year of employment with Fairchild Fasteners an option to purchase up to 10,000 shares of The Fairchild Corporation's common stock.

Housing:             Fairchild Fasteners will provide you with an
               apartment located near its executive offices in Torrance, California, to be reasonably agreed upon by Fairchild Fasteners and you, for up to one year.

Relocation:          If  you  relocate your household to an  area
               near Fairchild Fasteners' executive offices in Torrance, California within one year of your commencement of employment with Fairchild Fasteners, Fairchild Fasteners will reimburse you for reasonable expenses you may incur in connection with the relocation, in accordance with Fairchild Fasteners' relocation policy.

Company Car:         Fairchild  Fasteners will provide  you  with
               $950 per month in lieu of a company car, and will reimburse you for reasonable expenses you may incur in connection with its use for business purposes, in accordance with Fairchild Fastener's applicable policies and procedures

Business Expenses:   Fairchild Fasteners will reimburse  you  for
               reasonable business-related expenses that you may incur in connection with the performance of your duties to Fairchild Fasteners, in accordance with Fairchild Fasteners' applicable policies and procedures.

Vacation:            Vacation  will accrue based on the  date  of
               your hire by Kaynar Technologies Inc. and its affiliates, in accordance with Fairchild Fasteners' vacation policies and procedures.

Other Benefits:           You will be eligible to participate  in
               all   of  the  employee  benefit  plans  generally
               available to employees of Fairchild Fasteners under its Flexible Benefits Program, all on terms and conditions commensurate with executive officers of Fairchild Fasteners at your level. These employee benefit plans include sick leave, group health and dental insurance plans, a pension plan, a retiree medical plan, a long term disability plan, a savings (401(k)) plan, and life insurance. You will receive credit for your prior service with Kaynar Technologies Inc. and its affiliates for purposes of determining vesting of benefits under Fairchild Fasteners' 401(k) and pension plans. You will not receive credit for your prior service with Kaynar Technologies Inc. and its affiliates for purposes of calculating the amount of benefits under any pension or post-retirement medical plan.

Physical Exam: Fairchild Fasteners' offer of employment to you is subject to your passing a company paid physical examination, including drug and alcohol testing, within one month of your commencement of employment with Fairchild Fasteners.

At Will Employment: You acknowledge and understand that Fairchild
               Fasteners is an At Will employer, and you acknowledge and agree that your employment may therefore be terminated at any time for any reason by you or Fairchild.

Termination:          If   Fairchild  Fasteners  terminates  your
               employment for any reason other than Cause (as defined below), or you terminate your employment for Good Reason (as defined below), you shall be entitled to receive a lump-sum severance payment equal to six months of your Base Salary plus 50 percent (50%) of your Target Bonus, subject to normal withholding amounts.
Cause:                    Cause means any of the following:   (i)
               conduct, at any time, which has involved criminal dishonesty, conviction of any felony, or conviction of any lesser crime or offense involving the property of Fairchild Fasteners, or any of its subsidiaries or affiliates, (ii) significant conflict of interest, (iii) misappropriation of any money or other assets or properties of Fairchild Fasteners, or that of its subsidiaries or affiliates, (iv) willful violation in any material respect of specific and written lawful directions from the President of Fairchild Fasteners or the Board of Directors of The Fairchild Corporation that are consistent with and clearly within the duties of your office, (v) willful misconduct or gross negligence in connection with the performance of any of your material duties, (vi) chronic alcoholism or drug addiction, (vii) any other acts or conduct which would constitute a material breach of your obligations to Fairchild Fasteners or The Fairchild Corporation, and which breach is injurious to Fairchild Fasteners or The Fairchild Corporation, and (viii) your death, or your disability as defined pursuant to Fairchild Fasteners' Long-Term Disability Plan.

Good Reason:         Good Reason means any of the following:  (i)
               a reduction in your Base Salary, (ii) a material reduction in your employee benefits, or (iii) any requirement that you permanently relocate your office from Fairchild Fasteners' executive offices in Torrance, California, except for an office relocation that will not increase your one-way commuting distance from such office by more than 50 miles, unless we offer to relocate you on terms similar to those set forth herein.

No Other Agreement:   You  represent  and  warrant  to  Fairchild
               Fasteners that you have no covenant, agreement or understanding with, or obligation to, anyone else which would be breached by this Agreement, or which would subject Fairchild Fasteners or The Fairchild Corporation to any liability as a result of hiring and utilizing your services.

Other Agreements:     You  shall  enter  into  a  Confidentiality
               Agreement, a Non-Compete Agreement, and an Agreement to Assign to Fairchild Fasteners and The Fairchild Corporation all inventions and designs, whether patentable or not, conceived or improved by you during your employment with Fairchild Fasteners.

Governing Law: Our  understandings regarding your employment with
               Fairchild Fasteners shall be governed by applicable federal law and the laws of the State of California, and all disputes relating to the terms of your employment set forth herein shall be resolved in any state or federal court of competent jurisdiction in the State of California.

Entire Agreement:    These terms supersede all prior negotiations
               and represent the entire agreement of the parties, and our signatures hereon will bind us hereto.

                        *   *   *   *   *

      If you agree to employment with Fairchild Fasteners on the terms set forth in this memorandum, please sign and return a copy to me.

                    FAIRCHILD FASTENERS,
                    a Division of Fairchild Holding Corp.



                    By:  _______________________________________
                         Eric I. Steiner,    President
                         Fairchild Holding Corp.


ACCEPTED AND AGREED TO BY
LEROY A. DACK AS OF THE DATE
FIRST ABOVE WRITTEN:


_____________________________
Leroy A. Dack